EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full-Year 2012 Financial Results
Record net sales of $1.1 billion for the fourth quarter and $3.4 billion for 2012
GAAP earnings per fully diluted share of $1.74 for the fourth quarter and loss of $1.11 for 2012
Non-GAAP earnings per fully diluted share of $2.04 for the fourth quarter and $4.90 for 2012
Cash and marketable securities of $1 billion
Guidance of $0.70 to $0.90 per fully diluted share for first quarter 2013

TEMPE, Ariz., Feb, 26, 2013 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the quarter and year ended Dec. 31, 2012. Net sales were a record $1.1 billion in the quarter, an increase of $236 million from the third quarter of 2012 and $415 million from the fourth quarter of 2011. The increase in net sales from the third quarter of 2012 was primarily due to increased revenue recognition for the Topaz project, and an increase in third-party module sales. Net sales for 2012 were $3.4 billion, up 22% from 2011.
The Company reported fourth quarter GAAP net income per fully diluted share of $1.74, compared to $1.00 in the third quarter of 2012 and a loss of $4.78 in the fourth quarter of 2011, which included $454 million in pre-tax goodwill impairment and restructuring charges. The fourth quarter of 2012 was impacted by pre-tax charges of $25 million (reducing EPS by $0.30), relating to previously announced restructuring actions. The Company reported a full-year GAAP loss of $1.11 per share for 2012, including the impact of pre-tax charges of $529 million (reducing EPS by $5.99), relating to previously announced restructuring actions and costs in excess of normal warranty. Non-GAAP net income per fully diluted share was $2.04 for the fourth quarter and $4.90 for full-year 2012.

Cash and Marketable Securities at the end of 2012 were $1 billion, up from $717 million at the end of the third quarter of 2012. Cash flows from operations were $328 million in the fourth quarter, and $762 million for the full-year 2012.

The Company also provided guidance for the first quarter of 2013 as follows:

•	Net Sales of $650 to $750 million

•	Gross Margin of 25-27%

•	OPEX of $90 to $100 million

•	Operating income of $70 to $100 million

•	Tax rate between 11% and 13%

•	EPS of $0.70 to $0.90 per fully diluted share

•	Cash flow from Operations of $0 to $100 million

•	CAPEX of $80 to $100 million

“Despite a very challenging market environment, we continued to make meaningful progress in all critical value drivers for the Company,” said Jim Hughes, CEO of First Solar. “We exceeded our module and balance-of-systems cost reduction targets for 2012, as announced in December 2011, further increased module efficiency and field performance, and achieved several key objectives in our strategy to develop and service new sustainable energy markets. We expect the market will remain turbulent for some time to come, but we have seen some evidence of improvement and believe we have the right strategy in place to retain our industry leadership by providing the best value for our customers.”
First Solar achieved several milestones over the past year:

•	Acquired Solar Chile and established subsidiaries in India, the Middle East, South Africa and Thailand.

•	Set new world record for CdTe cell efficiency at 18.7%.

•	Increased average module efficiency to 12.9% for the fourth quarter of 2012, up 0.7 percentage points from the fourth quarter of 2011.

•	Reduced the average module manufacturing costs on its best lines to $0.64 per watt (excluding underutilization), down $0.69 in the fourth quarter of 2011.

•	Surpassed 250 MWAC of grid-connected power at Agua Caliente, making it the world’s largest operational solar power plant.

•	Surpassed 7 GWDC of cumulative production, enough to provide clean electricity for approximately 3.5 million homes and displace 4.7 million metric tons of CO2 annually.

For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

First Solar has scheduled a conference call today, Feb. 26, 2013 at 4:30 p.m. EST to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, March 4, 2013 at 11:59 p.m. EST and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 4625647. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced thin-film modules. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module collection and recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the Company’s business involving the Company’s products, their development and distribution, economic and competitive factors and the Company’s key strategic relationships and other risks detailed in the Company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com

or

Ryan Ferguson
+1 602 414-9315
rferguson@firstsolar.com

First Solar Media
Ted Meyer
+1 602 427-3318
ted.meyer@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$901,294	$605,619
Marketable securities	102,578	66,146
Accounts receivable trade, net	553,567	310,568
Accounts receivable, unbilled	400,987	533,399
Inventories	434,921	475,867
Balance of systems parts	98,903	53,784
Deferred project costs	21,390	197,702
Deferred tax assets, net	44,070	41,144
Assets held for sale	49,521	—
Note receivable, affiliate	17,725	—
Prepaid expenses and other current assets	207,368	329,032
Total current assets	2,832,324	2,613,261
Property, plant and equipment, net	1,525,382	1,815,958
Project assets	358,824	374,881
Deferred project costs	486,654	122,688
Deferred tax assets, net	317,473	340,274
Marketable securities	—	116,192
Restricted cash and investments	301,400	200,550
Goodwill	65,444	65,444
Inventories	134,375	60,751
Other assets	326,816	67,615
Total assets	$6,348,692	$5,777,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$350,230	$176,448
Income taxes payable	5,474	9,541
Accrued expenses	554,433	406,659
Current portion of long-term debt	62,349	44,505
Deferred revenue	2,056	41,925
Other current liabilities	126,832	294,646
Total current liabilities	1,101,374	973,724
Accrued solar module collection and recycling liability	212,835	167,378
Long-term debt	500,223	619,143
Payments and billings for deferred project costs	636,518	167,374
Other liabilities	292,216	206,132
Total liabilities	2,743,166	2,133,751
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 87,145,323 and 86,467,873 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	87	86
Additional paid-in capital	2,065,527	2,022,743
Accumulated earnings	1,529,733	1,626,071
Accumulated other comprehensive income (loss)	10,179	(5,037)
Total stockholders’ equity	3,605,526	3,643,863
Total liabilities and stockholders’ equity	$6,348,692	$5,777,614

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$1,075,011	$660,352	$3,368,545	$2,766,207
Cost of sales	781,464	522,228	2,515,796	1,794,456
Gross profit	293,547	138,124	852,749	971,751
Operating expenses:
Research and development	31,639	37,906	132,460	140,523
Selling, general and administrative	63,417	125,926	280,928	412,541
Production start-up	1,637	5,881	7,823	33,620
Goodwill impairment	—	393,365	—	393,365
Restructuring	24,839	60,366	469,101	60,366
Total operating expenses	121,532	623,444	890,312	1,040,415
Operating income (loss)	172,015	(485,320)	(37,563)	(68,664)
Foreign currency (loss) gain	(2,156)	243	(2,122)	995
Interest income	3,129	3,726	12,824	13,391
Interest expense, net	(2,694)	(100)	(13,888)	(100)
Other income, net	280	9	945	665
Income (loss) before income taxes	170,574	(481,442)	(39,804)	(53,713)
Income tax expense (benefit)	16,396	(68,329)	56,534	(14,220)
Net income (loss)	$154,178	$(413,113)	$(96,338)	$(39,493)
Net income (loss) per share:
Basic	$1.77	$(4.78)	$(1.11)	$(0.46)
Diluted	$1.74	$(4.78)	$(1.11)	$(0.46)
Weighted-average number of shares used in per share calculations:
Basic	87,084	86,428	86,860	86,067
Diluted	88,549	86,428	86,860	86,067

Non-GAAP Financial Measures
The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for the following items: Cost in Excess of Normal Warranty Expense and Restructuring. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.

Costs in Excess of Normal Warranty Expense: Included in our GAAP presentation of cost of sales and operating expense, costs in excess of normal warranty expense reflect estimated costs related to our remediation of a manufacturing excursion that occurred between June 2008 and June 2009. We exclude this expense from our non-GAAP measures because we do not believe they reflect expected long-term future costs.

Restructuring: Included in our GAAP presentation of operating expenses, restructuring costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our long-term strategic plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring costs from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended December 31, 2012 (In thousands except per share data)
	GAAP	Restructuring		Non-GAAP
Net income before income taxes	$170,574	$24,839		$195,413
Income tax expense (benefit)	16,396	(1,357)	(1)	15,039
Net income	$154,178	$26,196		$180,374

Net income per fully diluted share (2)	$1.74	$0.30		$2.04

Weighted-average shares outstanding	88,549	88,549		88,549

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.

Year Ended December 31, 2012 (In thousands except per share data)
	GAAP	Restructuring		Costs in Excess of Normal Warranty Cost		Non-GAAP
Net (loss) income before income taxes	$(39,804)	$473,785	(1)	$55,443	(2)	$489,424
Income tax expense	56,534	1,142	(3)	1,687	(3)	59,363
Net (loss) income	$(96,338)	$472,643		$53,756		$430,061

Net (loss) income per fully diluted share (4)	$(1.11)	$5.38		$0.61		$4.90

Weighted-average shares outstanding	86,860	87,844		87,844		87,844

(1) Balance includes $469.1 million of restructuring expense and $4.7 million of costs associated with the repayment of debt for our German manufacturing center.

(2) Balance includes (i) $35.1 million related to estimated expenses associated with certain remediation efforts related to the manufacturing excursion that occurred between June 2008 and June 2009. The remaining increase was primarily related to a change in estimate for the market value of the modules that we estimate will be returned to us under the voluntary remediation efforts that meet the required performance standards to be re-sold as refurbished modules, (ii) $15.9 million in estimated compensation payments to customers, under certain circumstances, for power lost prior to remediation of the customer’s system under our remediation program, and (iii) $4.4 million in estimated expenses for remediation efforts related to module removal, replacement and logistical services committed to and undertaken by us beyond the normal product warranty.

(3) Amount adjusts the provision for income taxes to reflect the effect of non-GAAP adjustments on non-GAAP net income.

(4) Amount is calculated based upon Net (loss) income divided by Weighted-average shares outstanding. The sum of Net (loss) income per fully diluted share across the table may not equal the calculated amount due to rounding and differences in the Weighted-average shares outstanding.